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                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-01574) and on Form S-4 (333-1928) of US Office Products Company of our report dated 23 September 1996, relating to the financial statements of Ansdoc Office Pty Ltd which appear in this Current Report on Form 8-K, of US Office Products Company.


/s/ Ross Fraser
Partner
Day Neilson
Chartered Accountants
Geelong, Australia
23 September 1996